EXHIBIT 21

                   SUBSIDIARIES OF ZYGO CORPORATION (DELAWARE)

         Zygo Credit Corporation (Delaware)
         100% owned by Registrant

         Zygo International Sales Corporation (U.S. Virgin Islands) 100% owned by Registrant

         Technical Instrument Company (California)
         100% owned by Registrant (effective as of August 8, 1996)

         Syncotec Neue Technologien und Instrumente GmbH
         100% owned by Technical Instrument Company (effective as of September 1, 1997)

         NexStar Corporation (Colorado)
         100% owned by Registrant (effective as of September 12, 1996)

         TechniStar Corporation (Delaware)
         25% owned by NexStar Corporation

         Sight Systems, Inc. (California)
         100% owned by Registrant (effective as of August 19, 1997)